Exhibit 3.109(a)

State of Delaware Secretary of State Division of Corporations Delivered 07:03 PM 11/10/2010 FILED 06:56 PM 11/10/2010 SRV 101077618 — 4246384 FILE

AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
MAC CLUB, LLC

THIS Amended and Restated Certificate of Formation of MAC Club, LLC (the “LLC”), dated as of November 9, 2010, has been duly executed and is being filed by CCA Mezzanine Holdco, LLC, as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on November 3, 2006, with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

Name. The name of the limited liability company formed and continued hereby is MAC Club, LLC.

Registered Office. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

CCA Mezzanine Holdco, LLC
as an Authorized Person

By:	/s/ Ingrid Keiser
Name: Ingrid Keiser
Title: Secretary